Exhibit 10.7

AMENDMENT NO. 1 TO

STOCK PURCHASE AGREEMENT

by and between

ONEOK, INC.

and

TXOK ACQUISITION, INC.

This Amendment No. 1 to Stock Purchase Agreement (the “Amendment”) is entered into as of September 27, 2005, between TXOK Acquisition, Inc., a Delaware corporation (the “Purchaser”), and ONEOK, Inc., an Oklahoma corporation (the “Seller”). Capitalized terms used herein but not defined shall have the meaning set forth in the Stock Purchase Agreement (as defined below).

RECITALS

WHEREAS, Seller and Purchaser entered into that certain Stock Purchase Agreement, dated as of September 19, 2005 (the “Stock Purchase Agreement” and, as amended by this Amendment, the “Agreement”), relating to the sale of all of the outstanding shares of capital stock (the “Shares”) of ONEOK Energy Resources Company, a Delaware corporation; and

WHEREAS, the parties desire to amend the Stock Purchase Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. The definition of “Estimated Purchase Price” in Section 1.1 of the Stock Purchase Agreement shall be deleted in its entirety and replaced with the following:

““Estimated Purchase Price” means Seller’s good faith estimate of the Purchase Price as set forth in a statement delivered by Seller to Purchaser at least one Business Day before the Closing.”

2. Purchase Price and Adjustments. Section 2.2(a) of the Stock Purchase Agreement shall be deleted in its entirety and replaced with the following:

“(a) The aggregate consideration payable by Purchaser to Seller for the Shares (the “Purchase Price”) shall consist of $257,269,130.00 (the “Base Purchase Price”) plus or minus, as the case may be, the difference between the Net Working Capital as of the Effective Date and the Net Working Capital as of the Balance Sheet Date. For the avoidance of doubt, if Net Working Capital as of the Effective Date is greater than the Net Working Capital as of the Balance Sheet Date, then the difference shall be added to the Base Purchase Price. If Net Working Capital as of the Balance Sheet Date is greater than the Net Working Capital as of the Effective Date, then the difference shall be subtracted from the Base Purchase Price. In addition, the Base Purchase Price shall be subject to adjustment as provided in Sections 2.2(b), 2.2(c), 2.2(d), 2.2(e), 3.4, 6.15 and 9.2.”

3. Closing. Section 2.3 of the Stock Purchase Agreement shall be deleted in its entirety and replaced with the following:

“Section 2.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 a.m., at the offices of Gable & Gotwals, 100 West 5th Street, Tulsa, Oklahoma on September 27, 2005, subject to the satisfaction or waiver of each condition set forth in Section 7.1 or Section 7.2, or such other date as Purchaser and Seller may mutually determine. The date on which the Closing occurs is hereinafter referred to as the “Closing Date”.”

4. Notice of Title Defects. Section 3.4(a) of the Stock Purchase Agreement shall be deleted in its entirety and replaced with the following:

“(a) To assert a claim arising out of a breach of Section 3.1, Purchaser must deliver a written claim notice to Seller promptly after becoming aware of a Title Defect but in any event on or before 2:00 p.m. central time on September 26, 2005 (the “Title Claim Date”), except as otherwise provided under Section 3.5. Such notice shall be in writing and shall include (i) a specific description of the alleged Title Defects, (ii) the Wells or Units affected, (iii) the Allocated Values (as described below) of the Wells or Units subject to the alleged Title Defects, (iv) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defects and (v) the amount by which Purchaser reasonably believes the Allocated Values of those Wells or Units are reduced by the alleged Title Defects and the computations and information upon which Purchaser’s belief is based. The alleged Title Defects delivered to Seller on or before the Title Claim Date are attached hereto as Schedule 3.4. Purchaser shall be deemed to have waived all breaches of Section 3.1 for which Seller has not been given proper written notice as described above on or before the Title Claim Date. The term “Allocated Value“ for any Company asset equals the portion of the Purchase Price allocated to such asset as described on Exhibit B. Seller, to the extent it desires to assert a Title Benefit, must deliver to Purchaser, on or before the Title Claim Date, a similar written notice as to each Title Benefit asserted.”

5. Representations and Warranties of Seller. The following Section 5.7 is added to the Stock Purchase Agreement:

“Section 5.7 Allocation. Purchaser allocated the values in this transaction (in the aggregate for the transactions described in this Agreement and in the Limited Liability Company Membership Interest Purchase Agreement between ONEOK Energy Resources Company and Purchaser dated of even date herewith) as follows:

Exploration and Production Assets:	$498,626,955.08
Unproductive Real Property:	$150,412,423.86
Gathering System:	$18,841,499.00	”

6. Employment Offers. Section 6.9(c) of the Stock Purchase Agreement shall be deleted in its entirety and replaced with the following:

“(c) Each offer of employment by Purchaser or its Affiliates to a Company Employee or to an Additional Available Employee shall be made in writing on or before October 7, 2005 and shall be consistent with the provisions of this Section 6.9 and shall remain open until October 14, 2005. As soon as practicable after Closing, but no later than October 14, 2005, Purchaser shall notify Seller as to each Company Employee and each Additional Available Employee who has accepted employment with the Purchaser or its Affiliates, and each Company Employee and each Additional Available Employee who has rejected or not responded to an offer of such employment. Purchaser shall indemnify and hold harmless Seller and its Affiliates with respect to all Losses relating to or arising out of the employee selection and employment offer process described in the preceding provisions of this Section 6.9 (including any claim of discrimination or other illegality in such selection and offer process). The transfer of employment of each Transferred Employee shall be effective, in each case, as of October 15, 2005, except that if a Transferred Employee accepts employment after such date, then the transfer of employment shall be effective as of the day after the date the first payroll payment is due from Purchaser to such employee; provided, however, that in all cases all direct or indirect costs and expenses for compensation, benefits, taxes and all Losses (including any Losses associated with any health or welfare plan benefits) and all other direct or indirect costs relating to or arising out of the employment of each such Transferred Employee shall be allocated as of the Effective Date. For the avoidance of doubt, the agreement and intention of the parties is that Seller and its Affiliates shall pay (or reimburse Purchaser and its Affiliates for) all direct and indirect costs, expenses, taxes and Losses relating to or arising out of the employment of each Transferred Employee prior to the Effective Date, and Purchaser and its Affiliates shall pay (or reimburse Seller and its Affiliates for) all direct and indirect costs, expenses, taxes and Losses relating to or arising out of the employment of each Transferred Employee from and after the Effective Date.”

7. Terms of Employment. Section 6.9(d) of the Stock Purchase Agreement shall be deleted in its entirety and replaced with the following:

“(d) The terms of employment (including all benefits) of the Transferred Employees by the Purchaser or its Affiliates shall be substantially similar or superior to those terms of employment and benefits provided by Purchaser and its Affiliates to their employees in similar positions and with similar responsibilities as of the Closing Date. For a period of not less than one (1) year following the Effective Date, Purchaser or its Affiliates shall pay each Transferred Employee a base salary or wage not less than that paid by Seller or its Affiliates immediately prior to the Closing Date, and Purchaser or its Affiliates shall provide to each Transferred Employee an opportunity to earn bonuses on the same basis as similarly situated employees of Purchaser and its Affiliates.”

8. Severance. The following Section 6.9(m) is added to the Stock Purchase Agreement:

“(m) If, within one (1) year after the Effective Date, Purchaser employs any Company Employee or any Additional Available Employee to whom Seller or its Affiliates made any severance payments, then Purchaser shall reimburse Seller or its Affiliates for the full amount of such severance payments.”

9. Transition Services. Section 6.16 of the Stock Purchase Agreement shall be deleted in its entirety and replaced with the following:

“Section 6.16 Transition Services. Seller and Purchaser hereby agree to negotiate in good faith to enter into a transition services agreement as mutually agreed upon by the parties hereto before the Closing, provided however, that nothing in this Section 6.16 shall create a condition to Closing, and the failure of Seller and Purchaser to mutually agree upon a transition services agreement shall not affect the parties obligations to close the transaction contemplated by this Agreement. Purchaser understands and agrees that Seller’s obligation to provide transition services under the transition services agreement shall be limited to the provision of: (i) reasonable office space, (ii) reasonably necessary IT services, and (iii) to the extent permitted by any third party licensor of Seller, access to Seller’s accounting, land, production reporting and measurement systems. Seller shall charge Purchaser for such transition services at Seller’s cost, and Purchaser shall pay Seller for all such charges. Purchaser and/or Company, as applicable, each agree to provide to Seller transition services and access to Company records as is reasonably necessary to allow Seller to perform all customary accounting and financial reporting activities related to Seller’s ownership, control and/or operation of the Company, including monthly, quarterly and year-end financial and tax reporting. Purchaser shall charge Seller for such transition services at Purchaser’s cost, and Seller shall pay Purchaser for all such charges. Neither Party shall be obligated to acquire new, additional or different personnel, equipment or resources, or to acquire or establish any separate hardware or software platforms to perform such transition services. The Parties may use Affiliates, contractors, subcontractors, vendors or other third parties to provide some or all of the transition services. Unless otherwise specifically provided in a mutually agreed upon transition services agreement, the transition services will be available only for a period of 180 days after the Effective Date. Purchaser understands and agrees that Seller shall have no obligation to provide transition services to Purchaser to the extent the Company Employees or the Additional Available Employees that typically provide such services are no longer available to Seller.”

10. Distribution. The following Section 9.7 is added to the Stock Purchase Agreement:

“Section 9.7 Distribution. Immediately prior to the Closing, the Company shall transfer the assets described on Exhibit “D” to Seller (the “Distribution”). The Distribution is considered an integral part of this Agreement pursuant to which, among other things, the Seller will transfer the Shares to the Purchaser for the

Purchase Price and elect to treat such transfer as a sale of assets by the Company under Section 338(h)(10) of the Code. The Company does not intend to make the Distribution without the transfer of the Shares by the Seller to Purchaser. Accordingly, it is intended that the Distribution be considered a distribution pursuant to a plan of complete liquidation of the Company qualifying for treatment under Section 332 of the Code as contemplated in Treas. Reg. sections 1.338(h)(10)-1(d)(4)(i) and 1.338(h)(10)-1(e).”

11. Indemnification by Seller. The following Section 10.2(d) is added to the Stock Purchase Agreement:

“(d) To the extent that (i) Seller has the right to seek indemnification from Wagner & Brown, Ltd., a Texas limited partnership (“Wagner & Brown”) or any of its Affiliates with respect to the following litigation matters: (i) White Oak Independent School District, Plaintiff v. ONEOK Texas Energy Resources, L.P., Defendant, filed in the United States District Court for the Eastern District of Texas, Case No. 2-05CV-107, (ii) James Sydney Person, Plaintiff v. ONEOK Texas Energy Resources, L.P. and Wagner & Brown L.P., Defendants, filed in the District Court of Gregg County, Texas, Case No. 2005-863-CCL2 (Companion case to White Oak above), and (ii) Seller has the right to provide the benefits of such indemnification to Purchaser, and (iii) the Purchaser Indemnified Parties are not otherwise entitled to indemnification from Seller under this Article X, then Seller, upon Purchaser’s written request, shall assert a claim relating to such matter against Wagner & Brown and Seller shall provide to Purchaser all benefits of such indemnification as, when and if provided by Wagner & Brown. Notwithstanding the foregoing, Seller shall not be obligated to make any additional payments or to take any action that would cause it to incur or be subject to any additional liabilities or costs with respect to any actions taken under this Section 10.2(d). Notwithstanding the foregoing, nothing in this Section 10.2(d) shall be construed to create any express or implied representation or warranty that Seller is entitled to any indemnification from Wagner & Brown.”

12. Ratification. Except as expressly amended herein, all terms and provisions of the Stock Purchase Agreement shall remain in full force and effect, and are hereby ratified, approved and confirmed in every respect.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK –

SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

ONEOK, INC.

By:	/s/
Name:
Title:

“SELLER”

TXOK ACQUISITION, INC.

By:	/s/
Name:
Title:

“PURCHASER”

Schedule 3.4

(Notice of Alleged Title Defects)

None.